SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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RSA Security Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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RSA SECURITY INC.

Notice of Annual Meeting of Stockholders

RSA SECURITY WILL HOLD ITS
ANNUAL MEETING OF STOCKHOLDERS:

on Thursday, May 25, 2006
at 11:00 a.m., Eastern Time
at the offices of RSA Security Inc.
174 Middlesex Turnpike
Bedford, Massachusetts 01730

AGENDA FOR THE ANNUAL MEETING:

1.	Elect three Class III directors for the next three years;

2.	Ratify the appointment of Deloitte & Touche LLP as our registered public accounting firm for the year ending December 31, 2006; and

3.	Transact other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Stockholders of record at the close of business on Wednesday, April 5, 2006 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2005, which contains our consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope, or follow the instructions on the proxy card to vote by telephone or over the Internet. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault, Secretary

May 3, 2006

PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND COMMUNICATING WITH OUR BOARD OF DIRECTORS
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS
CORPORATE GOVERNANCE
COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS
COMPARATIVE STOCK PERFORMANCE
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

RSA SECURITY INC.
174 Middlesex Turnpike
Bedford, Massachusetts 01730

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 25, 2006

RSA Security Inc., a Delaware corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders, which will be held on Thursday, May 25, 2006 at 11:00 a.m. at our offices, 174 Middlesex Turnpike, Bedford, Massachusetts. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

We are first sending the Notice of Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2005 to our stockholders on or about May 3, 2006.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING
AND COMMUNICATING WITH OUR BOARD OF DIRECTORS

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	The election of three Class III directors for the next three years;

2.	The ratification of the appointment of Deloitte & Touche LLP as our registered public accounting firm for the year ending December 31, 2006; and

3.	The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who can vote?

To be able to vote on the above matters, you must have been an RSA Security stockholder of record at the close of business on April 5, 2006, the record date for the Annual Meeting. The number of shares entitled to vote at the meeting is 72,640,716 shares of our Common Stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our Common Stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name.  If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following four ways:

1.	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, then the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR both proposals.

2.	You may vote over the Internet. If you have Internet access, you may authorize the voting of your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

3.	You may vote by telephone. You may authorize the voting of your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

4.	You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial owner: Shares held in “street name.”   If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the New York Stock Exchange rules that govern banks and brokerage firms, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. For example, the election of directors and ratification of the appointment of registered public accounting firms are considered to be discretionary items on which banks and brokerage firms may vote. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our corporate Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting will not, by itself, revoke your proxy.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, that is, at least 36,320,359 shares.

Shares of Common Stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, then the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1): The three nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Ratification of the appointment of our registered public accounting firm (Proposal 2): The affirmative vote of a majority of the total number of votes cast on this proposal at the meeting is needed to approve this matter.

How will votes be counted?

Each share of Common Stock will be counted as one vote, whether you vote by mailing in your proxy card, over the Internet, by telephone or in person by ballot at the meeting. Shares will not be counted as voting on a particular matter if either (1) the holder of the shares abstains from voting on the matter, or (2) the shares are broker non-votes. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

Who will count the votes?

Our transfer agent and registrar, Computershare Investor Services (formerly known as EquiServe Trust Company, N.A.), will count, tabulate and certify the votes. A representative of Computershare Investor Services will serve as the inspector of elections at the meeting.

How does the Board of Directors recommend that I vote on the proposals?

Our Board of Directors recommends that you vote FOR both proposals.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. If any other matter properly comes before the meeting, then the persons named in the proxy card that accompanies this proxy statement, whether executed by you directly or through Internet or telephonic authorization, will exercise their judgment in deciding how to vote or act at the meeting with respect to that matter or proposal.

Does RSA Security require members of its Board of Directors to attend the Annual Meeting?

Our By-Laws and company policy require that the Chairman of our Board of Directors attend the Annual Meeting, and if he cannot attend, then our President would attend in his stead. The other members of our Board of Directors are welcome to attend the Annual Meeting, but are not required to do so. Four of our directors attended our 2005 annual meeting of stockholders.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in our Quarterly Report on Form 10-Q for the second quarter of 2006, which we expect to file with the Securities and Exchange Commission (the “SEC”) in August 2006.

Can I recommend a candidate for RSA Security’s Board of Directors?

Yes. Stockholders may recommend director candidates for consideration by the Governance and Nominating Committee of our Board of Directors by submitting the stockholder’s name and address, the candidate’s name and address and the candidate’s resume to our Secretary and General Counsel at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2007 annual meeting, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2007 annual meeting.” You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the section of this proxy statement entitled “Committees of our Board of Directors — Governance and Nominating Committee” and in the Corporate Governance Guidelines posted in the “investors” section of our website, www.rsasecurity.com.

How and when may I submit a stockholder proposal for the 2007 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2007 annual meeting, then you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, your stockholder proposal or information about your proposed director candidate must be delivered to the address noted below no later than January 2, 2007.

If you wish to present a proposal or a proposed director candidate at the 2007 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice at least 60 days, but no more than 90 days, before the 2007 annual meeting. However, if we disclose the date of our 2007 annual meeting to the public less than 70 days before that meeting, then we must receive the required notice of a proposal or proposed director candidate within 10 days after we notify our stockholders of the meeting, either by mail or by public disclosure (whichever occurs first). If you do not provide timely notice of a proposal or proposed director candidate to be presented at the 2007 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2007 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal or candidate.

Any proposals, notices or information about proposed director candidates should be sent to:

RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attention: Secretary and General Counsel

How can I communicate with RSA Security’s Board of Directors?

Our stockholders may send communications to our Board of Directors by forwarding them to our Secretary and General Counsel at the above address. Our Secretary and General Counsel reviews and presents all stockholder communications to our Board in a timely fashion.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and regular employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews.

•	We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of RSA Security’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “investors” section of our website at www.rsasecurity.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attention: Investor Relations
(781) 515-5000

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our Common Stock, please contact our investor relations department at the address or telephone number listed above.

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address or telephone number listed above. If you wish to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and wish to receive only one copy per household, then you should contact your bank, broker, or other nominee record holder.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three Class I directors, whose terms expire at our 2007 annual meeting of stockholders; four Class II directors, whose terms expire at our 2008 annual meeting of stockholders; and three Class III directors, whose terms expire at this Annual Meeting.

At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for Class III directors: Robert P. Badavas, Arthur W. Coviello, Jr. and James K. Sims. All three nominees are currently directors of RSA Security, and you can find more information about each of them in the section of this proxy statement entitled “INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS — Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect these three nominees as Class III directors, unless you withhold authority to vote for the election of any or all of the nominees by marking the proxy card to that effect (whether executed by you or through Internet or telephonic voting). If elected, each nominee for Class III director will hold office until the 2009 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, then the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our Board of Directors, or our Board of Directors may reduce the number of directors.

Our Board of Directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT
OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our registered public accounting firm for the year ending December 31, 2006. Although stockholder approval of the Committee’s selection of Deloitte & Touche is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our Audit Committee will reconsider the selection. We expect that a representative of Deloitte & Touche, which served as our auditors for the year ended December 31, 2005, will be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Our Board of Directors recommends a vote FOR this proposal.

We paid Deloitte & Touche LLP a total of $771,769 for professional services rendered for the year ended December 31, 2005 and $1,316,442 for professional services rendered for the year ended December 31, 2004. The following table provides information about these fees.

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)

2005	$653,411	$0	$93,108	$25,250
2004	1,187,496	0	128,946	0

(1)	Represents total fees billed by Deloitte & Touche for:

•	the audits of our annual financial statements for the years ended December 31, 2005 and 2004 and reviewing the financial statements included in our Quarterly Reports on Forms 10-Q during 2005 and 2004, including out-of-pocket expenses of Deloitte & Touche related to the audits and reviews;

•	services provided by Deloitte & Touche in connection with statutory filings for the years ended December 31, 2005 and 2004;

•	services provided by Deloitte & Touche in connection with its attestations relating to our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the years ended December 31, 2005 and 2004; and

•	services provided by Deloitte & Touche in connection with our acquisition of Cyota, Inc. for the year ended December 31, 2005.

(2)	Deloitte & Touche did not perform any audit-related services other than the services described in note (1) above during 2005 and 2004.

(3)	Represents total fees billed by Deloitte & Touche for tax consulting and compliance services.

(4)	Represents total fees billed by Deloitte & Touche for an audit of the regulatory and privacy requirements relating to our RSA Authentication Service for the year ended December 31, 2005.

The Audit Committee of our Board of Directors believes that the non-audit services described above did not compromise Deloitte & Touche’s independence. The Audit Committee’s charter, which is included as an appendix to this proxy statement, requires that all proposals to engage Deloitte & Touche for services, and all proposed fees for these services, be submitted to the Audit Committee for approval before Deloitte & Touche may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules.

We are a party to a nonexclusive Letter of Understanding dated as of November 13, 2000 with Deloitte & Touche LLP with respect to Deloitte & Touche’s Enterprise Risk Services practice. Under this Letter of Understanding, the parties agreed to share and protect each other’s confidential information in connection with their respective independent marketing of products and services to prospective clients in the area of electronic security. Under the Letter of Understanding, each party would independently enter into its own separate contracts with prospective clients for the sale of its own products and services. Neither party is obligated to provide products or services to the other or any prospective client of the other, nor is either party entitled to compensation from the other. In addition, the Letter of Understanding states that neither party is, nor shall it be considered to be, an agent, distributor, partner, joint venturer, fiduciary or representative of the other. In addition to periodic communications between the lead client service partner and the consulting professionals overseeing this arrangement on behalf of Deloitte & Touche, there has been communication by the lead client service partner with resources in Deloitte & Touche’s national office in connection with Deloitte & Touche’s efforts to monitor the Letter of Understanding for independence purposes. Deloitte & Touche has considered this arrangement and believes that it does not compromise Deloitte & Touche’s independence. The Audit Committee of our Board of Directors has discussed the Letter of Understanding with Deloitte & Touche and also believes that the Letter of Understanding does not compromise Deloitte & Touche’s independence.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of February 28, 2006 about the beneficial ownership of shares of our Common Stock by:

(1)	each person of whom we are aware who beneficially owns more than 5% of the outstanding shares of our Common Stock;

(2)	our directors and nominees for director;

(3) Arthur W. Coviello, Jr., our Chief Executive Officer;

(4)	our three other most highly compensated executive officers who were serving as executive officers on December 31, 2005, plus two former executive officers who were among our four most highly compensated executive officers for 2005 but were no longer executive officers on December 31, 2005 (we refer to Mr. Coviello and the persons described in this clause (4) as our “Named Executive Officers”); and

(5)	all of our directors and executive officers as a group.

	Amount and Nature
	of Beneficial Ownership(1)
	Number of		Percent of
Name and Address of Beneficial Owner	Shares		Class

5% Stockholders
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	5,855,000	(2)	8.1%
CAM North America, LLC
399 Park Avenue
New York, NY 10022	5,776,272	(3)	8.0
Directors and Named Executive Officers
Robert P. Badavas	70,000	(4)	*
Arthur W. Coviello, Jr.	926,021	(5)	1.3
Richard A. DeMillo	115,000	(4)	*
Richard L. Earnest	216,000	(4)	*
Jeffrey D. Glidden	0	(6)	*
William H. Harris, Jr.	0	(7)	*
Gloria C. Larson	184,566	(8)	*
Joseph B. Lassiter, III	286,900	(4)	*
William L. McQuaide	198,658	(9)	*
Scott T. Schnell	3,462	(6)	*
James K. Sims	283,200	(10)	*
Charles R. Stuckey, Jr.	429,009	(11)	*
Orson G. Swindle, III	50,000	(4)	*
Vivian M. Vitale	141,983	(12)	*
Gerard H. Wilson	168,310	(13)	*
All executive officers and directors as a group (17 persons)	3,225,265	(14)	4.3

*	Less than 1%

(1)	As of February 28, 2006, we had 72,399,391 shares of our Common Stock outstanding. The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after February 28, 2006 (i.e., April 29, 2006) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity.

(2)	These securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of the securities. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on February 14, 2006.

(3)	Each of CAM North America, LLC, Salomon Brothers Asset Management Inc. and Smith Barney Fund Management LLC beneficially owns some or all of these shares. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on February 14, 2006.

(4)	Consists of shares that the director may acquire by exercising stock options that vest on or before April 29, 2006.

(5)	Includes 789,366 shares that Mr. Coviello may acquire by exercising stock options that vest on or before April 29, 2006.

(6)	Mr. Glidden ceased to be an RSA Security executive officer in December 2005, and Mr. Schnell ceased to be an RSA Security executive officer in November 2005.

(7)	Mr. Harris became a member of our Board of Directors on April 24, 2006. On that date, he received 785,123 shares of our Common Stock as partial consideration in our acquisition of PassMark Security, Inc., of which Mr. Harris was Chairman and a substantial stockholder. You can find more information about Mr. Harris and PassMark in the section of this proxy statement entitled “Certain Relationships and Related Transactions.”

(8)	Includes 180,250 shares that Ms. Larson may acquire by exercising stock options that vest on or before April 29, 2006.

(9)	Includes 197,344 shares that Mr. McQuaide may acquire by exercising stock options that vest on or before April 29, 2006.

(10)	Includes 263,200 shares that Mr. Sims may acquire by exercising stock options that vest on or before April 29, 2006.

(11)	Includes (a) 177,016 shares held by Charles R. Stuckey & Marilyn Y. Stuckey TTEES Charles R. Stuckey Revocable Trust, (b) 6,684 shares held by Charles R. Stuckey — 1998 Grantor Annuity Trust II, and (c) 227,815 shares that Mr. Stuckey may acquire by exercising stock options that vest on or before April 29, 2006. Mr. Stuckey disclaims beneficial ownership of the shares held by the Grantor Annuity Trust.

(12)	Includes 137,656 shares that Ms. Vitale may acquire by exercising stock options that vest on or before April 29, 2006.

(13)	Includes 160,469 shares that Mr. Wilson may acquire by exercising stock options that vest on or before April 29, 2006.

(14)	Includes a total of 2,850,620 shares that the directors and executive officers may acquire by exercising stock options that vest on or before April 29, 2006.

Our Board of Directors

Below is information about each member of our Board of Directors, including those who are nominees for election as Class III directors. This information includes each director’s age and length of service as a director of RSA Security, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Directors Whose Terms Expire in 2007 (Class I Directors)
Gloria C. Larson	56	2001	Co-Chair of the Government Practices Group and Partner of Foley, Hoag and Eliot LLP, a law firm, since March 1996; Massachusetts Secretary of Economic Affairs from August 1993 to February 1996; Massachusetts Secretary of Consumer Affairs and Business Regulation from January 1991 to August 1993; and Deputy Director of Consumer Protection of the Federal Trade Commission from February 1990 to January 1991. Member of the Board of Directors of KeySpan Corporation, a publicly traded energy distribution company; and member of the Board of Directors of UnumProvident Corporation, a publicly traded provider of disability income protection insurance.
Joseph B. Lassiter, III	58	1996	Joined Harvard University Graduate School of Business Administration in September 1996, where he is currently MBA Class of 1954 Professor of Management Practice; and President of Wildfire Communications, Inc., a telecommunications software company, from July 1994 to February 1996.
Charles R. Stuckey, Jr.	63	1987	Chairman Emeritus of RSA Security since June 2003; Chairman of our Board of Directors from July 1996 to June 2003; Chief Executive Officer of RSA Security from March 1987 to January 2000; and President of RSA Security from January 1987 to March 1999. Member of the Board of Directors of MatrixOne Inc., a publicly traded provider of Internet business collaboration software.
Directors Whose Terms Expire in 2008 (Class II Directors)
Richard A. DeMillo, Ph.D.	59	2002	Dean of the College of Computing, Georgia Institute of Technology since December 2002; Professor and Director of the Information Security Center, Georgia Institute of Technology since August 2002; Vice President and Chief Technology Officer of Hewlett-Packard Company, a leading provider of products, technologies, solutions and services to consumers and business, from August 2000 to September 2002; and General Manager, Internet Systems Group, Vice President and General Manager, Information and Computer Sciences Research, of Telcordia Technologies (formerly Bellcore), a provider of telecommunications software and services, from July 1995 to August 2000.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Richard L. Earnest	63	1993	Councilman of Del Mar City Council since December 1999; Chief Executive Officer of Xperius, Inc., a provider of solutions for strategic recruitment, hiring and tracking, from June 2002 to September 2003; Chief Executive Officer of Personic, Inc. from March 2002 to June 2002 (Personic subsequently filed for federal bankruptcy protection under Chapter 7 in the United States District Court for the District of San Mateo County, California in September 2002); Chief Executive Officer of Data Critical Corporation from March 2001 to September 2001; Mayor of Del Mar, California from December 1998 to December 1999; Deputy Mayor of Del Mar, California from November 1997 to December 1998; and Chief Executive Officer of Tudor Publishing Company from April 1995 to April 1997.
William H. Harris, Jr.	50	2006	Private investor in and chairman of numerous private companies since May 2000; Chairman and co-founder of PassMark Security, Inc., a consumer authentication company selling primarily to financial institutions, from June 2004 until April 2006, when we acquired PassMark; Chief Executive Officer of PayPal, Inc. from August 1999 to June 2000; and Executive Vice President and then subsequently Chief Executive Officer of Intuit Inc. from January 1994 to July 1999. Member of the Boards of Directors of EarthLink, Inc., a publicly traded Internet service provider; Global Cash Access Holdings, Inc., a publicly traded provider of cash access products and related services to the gaming industry; and WebSideStory, Inc., a publicly traded provider of on-demand and in-house digital marketing and customer analysis solutions.
Orson G. Swindle, III	69	2005	Chairman of Information Security Projects of The Center for Information Policy Leadership, Hunton & Williams LLC, since September 2005; and Commissioner of the United States Federal Trade Commission from December 1997 to June 2005.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Nominees for Terms Expiring in 2009 (Class III Directors)
Robert P. Badavas	53	2000	President and Chief Executive Officer of TAC Worldwide Companies, a contingent workforce company owned by Crystal Group Limited of Japan, since December 2005; Executive Vice President and Chief Financial Officer of TAC Worldwide Companies from November 2003 to December 2005; Senior Principal and Chief Operating Officer of Atlas Venture, a venture capital firm, from September 2001 to September 2003; Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001; and Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000. Member of the Board of Directors of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company.
Arthur W. Coviello, Jr.	52	1999	Acting Chief Financial Officer of RSA Security since December 2005; Chief Executive Officer of RSA Security since January 2000; President of RSA Security since March 1999; Executive Vice President of RSA Security from September 1995 to March 1999; Chief Operating Officer of RSA Security from January 1997 to March 1999; Chief Financial Officer and Treasurer of RSA Security from October 1995 to August 1997; and Chief Operating Officer and Chief Financial Officer, among other capacities, for CrossComm Corporation, a developer of internetworking products, from March 1992 to January 1994.
James K. Sims	59	1997	Chairman of RSA Security’s Board of Directors since June 2003; Vice Chairman of RSA Security’s Board of Directors from October 2002 to June 2003; Chairman, Chief Executive Officer and Member of the Board of Directors of Gen3 Partners, Inc., a consulting company that specializes in science-based technology development, since September 1999; and Chief Executive Officer, President and member of the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc., an international consulting and systems integration firm, from February 1991 to July 1999. Member of the Board of Directors of Enterasys Networks, Inc., a publicly traded provider of infrastructure solutions to enterprise customers.

Our Executive Officers

Below is information about each of our executive officers. This information includes each officer’s age, his or her position with RSA Security, the length of time he or she has held each position and his or her business experience for at least the past five years. Our Board of Directors elects our officers annually, and officers serve until they resign or we or the Board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.

		Position and Business Experience
Name	Age	During Past Five Years

James C. Bandanza	44	Senior Vice President, Worldwide Sales and Field Operations since February 2006; Vice President, Worldwide Sales from October 2005 to February 2006; Vice President, Worldwide Sales Operations and Business Development from April 2000 to October 2005; and various positions at RSA Security, including Director of Sales Operations, from February 1996 to April 2000.
Arthur W. Coviello, Jr.	52	President, Chief Executive Officer and acting Chief Financial Officer. For more information, see “Our Board of Directors” above.
William L. McQuaide	47	Senior Vice President, Enterprise Solutions Division and Corporate Development since December 2005; Senior Vice President, Enterprise Solutions Division from August 2003 to December 2005; Senior Vice President, Authentication Products Division from April 2002 to August 2003; Senior Vice President, Marketing from January 2002 to April 2002; Vice President, Product Management from October 1999 to January 2002; and Director of Marketing Programs from May 1997 to October 1999. Before joining us, Mr. McQuaide held a number of marketing and management positions, including Senior Manager for technical workstations and servers, at the Hewlett-Packard Company from August 1993 to April 1997.
Robert P. Nault	42	Senior Vice President, General Counsel and Secretary since January 2006. Before joining us, Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Vice President and General Counsel of ON Technology Corporation, a publicly traded enterprise software company, from 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a publicly traded financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP).
Vivian M. Vitale	52	Senior Vice President, Human Resources since January 2000; Vice President, Human Resources from April 1997 to January 2000; and Director of Human Resources from June 1996 to April 1997. Before joining us, Ms. Vitale served as Director of Employment and Employee Relations at New England Business Services, a provider of business and computer forms, checks and promotional products for small businesses, from July 1994 to June 1996.

		Position and Business Experience
Name	Age	During Past Five Years

Richard B. Welch	48	Senior Vice President, Developer Solutions Division since January 2006; Vice President, Developer Solutions Division from October 2005 to January 2006; Vice President, Professional Services and Developer Solutions Group from July 2003 to September 2005; Vice President, Professional Services from January 1999 to June 2003; and Director, Professional Services from December 1997 to December 1998. Before joining us, Mr. Welch served as Vice President of Professional Services at Genesys Software Inc., a human resources and payroll software provider, from 1997 to 1998.
Gerard H. Wilson	50	Senior Vice President since October 2004; Chief Information Officer since May 1998; and Vice President from May 1998 to October 2004. Before joining us, Mr. Wilson held various information systems management positions at Stratus computer from 1991 to 1998 and at Prime Computer from 1984 to 1991.
John D. Worrall	47	Senior Vice President, Marketing since February 2006; Vice President, Marketing from January 2002 to January 2006; Director, Product Management and Marketing, RSA SecurID from November 1999 to December 2001; and Product and Solutions Marketing Manager from October 1997 to October 1999. Before joining us, Mr. Worrall served as a Product Manager at AT&T New Media Services/Nets, Inc from 1995 to 1997.

CORPORATE GOVERNANCE

We are committed to strong and effective corporate governance because we believe that it leads to long-term value for our stockholders and, ultimately, makes us more competitive.

•	The majority of the members of our Board of Directors is independent, as defined by The NASDAQ Marketplace listing standards. Of our ten directors, only three (Mr. Coviello, our CEO; Mr. Harris; and Mr. Stuckey, our former CEO) do not meet the NASDAQ independence criteria.

•	Our Audit Committee, Compensation Committee and Governance and Nominating Committee are all composed solely of independent directors.

•	Our Board of Directors and Board committees are active in the execution of their duties. During 2005, our Board met 17 times, our Audit Committee met 11 times, our Compensation Committee met 13 times, and our Governance and Nominating Committee met seven times. All of our directors attended at least 89% of the meetings of our Board and of the committees on which they served during 2005.

•	Our Board of Directors regularly meets in executive session without Mr. Coviello or any other RSA Security employees present.

•	We have adopted written Corporate Governance Guidelines and a written Code of Ethics for all of our officers, employees and directors.

•	All of our Board committees have charters. The charters of our Audit Committee, Compensation Committee and Governance and Nominating Committee give each of these committees the authority to retain independent legal, accounting and other advisors.

•	We have a separate President and Chief Executive Officer (Mr. Coviello) and Chairman of the Board (Mr. Sims), instead of combining these two offices under one person. Our Chairman is an independent director.

You can find our Corporate Governance Guidelines, Code of Ethics and the charters for our Audit, Compensation and Governance and Nominating Committees in the “investors” section of our website, www.rsasecurity.com, or by contacting our investor relations department at the address or telephone number set forth below. In addition, our Audit Committee charter is included as an appendix to this proxy statement. We will post any amendments to these documents on our website. In addition, if we amend our Code of Ethics or grant any waivers under the Code of Ethics, we will post the amendment or a description of the waiver in the “investors” section of our website within four business days after the date of the amendment or waiver.

RSA Security Inc.
174 Middlesex Turnpike
Bedford, MA 01730
Attention: Investor Relations
(781) 515-5000

Committees of our Board of Directors

Audit Committee:  Our Audit Committee consists of Messrs. Badavas (Chairman), Earnest and Lassiter, all three of whom meet The NASDAQ Marketplace criteria for independence and are able to read and understand financial statements. In addition, our Board has determined that Mr. Badavas is an “audit committee financial expert” as defined by the SEC. The Audit Committee’s responsibilities are:

•	Appointing, evaluating and, if necessary, terminating our registered public accounting firm;

•	Overseeing our registered public accounting firm’s independence and performance;

•	Setting our registered public accounting firm’s compensation;

•	Preapproving all audit and non-audit services by our registered public accounting firm and other auditor firms;

•	Reviewing and discussing our financial statements with our management and registered public accounting firm; and

•	Coordinating our Board of Directors’ oversight of our internal accounting controls, disclosure controls and procedures and code of conduct.

Compensation Committee:  Our Compensation Committee consists of Mr. Sims (Chairman), Dr. DeMillo and Ms. Larson, all three of whom meet The NASDAQ Marketplace criteria for independence. The Compensation Committee’s responsibilities are:

•	Reviewing and approving corporate goals and objectives for the compensation of our Chief Executive Officer, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	Reviewing and approving the compensation of our other officers;

•	Administering our stock plans and granting stock options and other equity compensation to our executive officers, directors and employees;

•	Reviewing and making recommendations to the full Board of Directors with respect to the compensation of our non-employee directors;

•	Overseeing the evaluation of our senior executives; and

•	Reviewing and making recommendations to the full Board of Directors with respect to succession planning.

Governance and Nominating Committee:  Our Governance and Nominating Committee consists of Messrs. Lassiter (Chairman) and Sims and Ms. Larson, all three of whom meet The NASDAQ Marketplace criteria for independence. The Committee’s responsibilities include:

•	Identifying individuals who are qualified to become Board members;

•	Recommending to the full Board of Directors the individuals to be nominated for election as directors at any meeting of stockholders;

•	Reviewing and making recommendations to the full Board of Directors with respect to our corporate governance principles; and

•	Overseeing the evaluation of our Board.

The process for identifying and evaluating new (non-incumbent) candidates for our Board of Directors, whether recommended by one of our stockholders or from another source, is that the candidate is referred to our Governance and Nominating Committee, and the Committee members review the candidate’s resume. If the Committee members believe the candidate would potentially be desirable as a Board member, then one or more incumbent Board or Committee members would interview the candidate. After discussions among the Committee members and any other Board member(s) who interviewed the candidate, the Committee would decide whether to recommend to the full Board that the candidate be offered a position as a director.

In evaluating a candidate, the Governance and Nominating Committee considers the independence of both the candidate and the incumbent Board members, the size of the Board and the number of other boards of directors on which the candidate serves. However, the Committee does not assign specific weights to particular criteria, and no one criterion is a prerequisite for consideration. In addition, in order to be considered for nomination to our Board of Directors, a candidate must have the following qualities:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Business acumen and experience and the ability to exercise sound judgment with respect to RSA Security’s objectives;

•	A commitment to understand RSA Security and its industry and to regularly attend and participate in Board and committee meetings;

•	The interest and ability to understand the sometimes conflicting interests of the various constituencies of RSA Security, including stockholders, employees and customers, and to act in the interests of all stockholders; and

•	An absence of actual or potential conflicts of interest, or the appearance of conflicts of interest, that would impair the candidate’s ability to represent the interests of all stockholders.

The process for considering an incumbent director for reelection to the Board of Directors is that the Governance and Nominating Committee considers the composition of the entire Board, the strengths and contributions of each member of the Board, and the strengths and contributions of the particular director being considered. After discussion among the Committee members, the Committee decides whether to recommend to the full Board that the director be nominated for reelection.

You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the Corporate Governance Guidelines posted in the “investors” section of our website, www.rsasecurity.com. During 2005, we did not engage any search firm or pay fees to any third party in connection with the identification or evaluation of potential director candidates.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our registered public accounting firm’s qualifications, independence and performance.

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2005. The Audit Committee has reviewed and discussed with Deloitte & Touche LLP, our registered public accounting firm, our audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). SAS 61 requires our registered public accounting firm to discuss with the Audit Committee the following, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has also received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the matters disclosed in the letter and the independence of Deloitte & Touche with representatives of that firm. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the provision by Deloitte & Touche of the non-audit services discussed under “Proposal 2 — Ratification of the Appointment of Auditors” is compatible with maintaining the auditors’ independence and determined that the non-audit services were indeed compatible with maintaining Deloitte & Touche’s independence.

Based on its discussions with management and Deloitte & Touche, and its review of the representations and information provided by management and Deloitte & Touche, the Audit Committee recommended to the Board of Directors that RSA Security’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates the Report.

Robert P. Badavas, Chairman
Richard L. Earnest
Joseph B. Lassiter, III

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

Our Compensation Committee is responsible for establishing our executive officers’ salaries and incentive compensation and for granting awards under our stock-based compensation plans. The fundamental objectives of our compensation policies are to attract, reward and retain high quality executives, to accomplish our short- and long-term goals and, as a result, to enhance stockholder value. In determining our executive officers’ compensation, the Compensation Committee considers three factors:

1. External competition.  Our Compensation Committee endeavors to provide competitive compensation opportunities to our executive officers in order to help us attract and retain talented executives. The Committee, with the assistance of its outside compensation consultants, has established a compensation peer group of 13 companies that the Committee believes are our major competitors for employees and for sales of our products and services. The Committee periodically updates its compensation peer group to reflect changes in our business and in our peer companies’ businesses, as well as corporate mergers and consolidations that affect our peer companies. In addition, the Committee reviews surveys of industry and national trends in executive compensation. The Committee evaluates the competitiveness of our compensation by reviewing industry survey data and comparing the compensation of our executive officers against the compensation of our peer group’s officers with similar positions and responsibilities, both in terms of the overall levels of compensation and the individual components of compensation. The Committee intends that if an officer as an individual and RSA Security as a whole achieve the individual and company performance goals determined by the Committee, then the officer should have an opportunity to receive compensation that is competitive with our peer group and industry norms.

2. Internal equity.  The Committee intends that the compensation of each of our executive officers is commensurate with his or her position and responsibilities and equitable in comparison with the compensation of our other executive officers. In considering the compensation of our executives other than the Chief Executive Officer, the Committee also considers the recommendations of Arthur W. Coviello, Jr., our President and Chief Executive Officer.

3. Long-term interests of RSA Security.  The Committee compensates each of our executive officers for the performance of the officer and RSA Security over our one-year and three-year operating plans.

The Compensation Committee considers the total compensation of each executive officer when making decisions about compensation, broken into three components:

1. Base salary.  The Committee generally adjusts our executive officers’ base salaries when necessary to keep them in line with those of our peer companies and industry trends.

2. Annual cash incentive awards.  Each executive officer is eligible to receive a cash incentive award if RSA Security achieves internal performance goals determined in advance by the Committee. In certain circumstances, the Committee may also consider discretionary incentive awards for officers’ individual performance. The Committee uses incentive awards primarily to encourage our officers to achieve our one- and three-year operating plans.

3. Stock-based awards.  The Committee uses stock-based awards to help align the executive officers’ interests with those of our stockholders and to encourage our executive officers to contribute to RSA Security’s long-term market performance. Traditionally, the Committee has granted stock-based awards to our executive officers in the form of stock options that vest in installments over four or five years, with an exercise price equal to the fair market value of our common stock on the date of grant, so that the officer will earn no compensation from his or her options unless the market price of our common stock increases beyond the exercise price. Stock options granted before October 2005 generally have rolling expiration dates, such that each vested installment of shares expires (unless exercised) four years after the vesting date of the installment. The stock option agreements between RSA Security and our executive officers generally provide that the stock option will become immediately exercisable in full if there is a change of control of RSA Security and the officer loses his position or is offered a position of diminished responsibilities.

In 2005, based on the Committee’s review of emerging best practices for publicly traded companies and in order to manage the potential impact of stock option expensing on our financial results, the Committee made several adjustments to its equity compensation practices:

•	The Committee adopted a practice of granting stock options to our executive officers that vest upon the achievement of financial performance metrics, rather than upon the passage of time. The Committee believes that performance-based stock options more closely link our executive officers’ compensation to RSA Security’s key strategic goals.

•	The Committee adopted a practice of granting restricted stock awards to our executive officers that vest over several years, beginning with a restricted stock grant to our Chief Executive Officer. The Committee believes that restricted stock awards are a valuable tool for the retention of our executive officers, because the officer could forfeit significant value if he or she were to leave the company before the restricted stock became fully vested. The Committee also believes that such awards help make our stock-based compensation more competitive with our peer group companies’ stock-based compensation and industry norms. The Committee intends to use restricted stock grants selectively, limiting such grants to a small group of officers.

•	The Committee ended its practice of granting stock options with rolling expiration dates, because the rolling expiration dates were proving administratively difficult to manage. During 2005, the Committee adopted a practice of granting stock options that expire in full, to the extent not exercised, seven years after the grant date.

•	In connection with its review of stock option expensing generally, the Committee reviewed our 1994 Employee Stock Purchase Plan. The Committee determined to maintain the plan because the Committee believes that the plan is a valuable employee benefit and encourages stock ownership by our executive officers and other employees. In order to minimize the impact of stock option expensing with respect to awards granted under the plan, the Committee recommended to our Board of Directors, and in January 2006 our Board approved, an amendment to the plan that fixes the price at which shares of our common stock are automatically purchased on behalf of our executive officers and other employees who participate in the plan at 85% of the closing price of our common stock on The NASDAQ Stock Market on the last business day of each Plan Period (as defined in the plan). Before the amendment, the purchase price was 85% of the closing price of RSA Security’s common stock on The NASDAQ Stock Market on the first business day or the last business day of the Plan Period, whichever was less.

•	The stock option and restricted stock agreements between RSA Security and our executive officers generally provide that the stock option will become immediately exercisable in full, or the company’s forfeiture right will expire, upon a change of control of RSA Security. The Committee believes that this change of control provision helps ensure that our stock-based compensation remains competitive with our peer group companies’ stock-based compensation and industry norms.

CEO compensation.  When determining the compensation of Arthur W. Coviello, Jr., our President and Chief Executive Officer, the Compensation Committee places greater emphasis on the strategic direction of RSA Security than it does when determining the compensation of our other executive officers. In addition to the factors listed above that the Compensation Committee considers when determining compensation for all of our executive officers including Mr. Coviello, the Committee also considers the following special factors in establishing Mr. Coviello’s compensation:

•	How successfully Mr. Coviello anticipates opportunities (including strategic acquisitions) and takes advantage of them, and anticipates problems and avoids them;

•	How successfully Mr. Coviello develops other RSA Security employees, especially those who report directly to him, and how this development furthers the company’s succession planning strategy; and

•	How well Mr. Coviello interacts with the Board of Directors, including appropriately seeking and following the Board’s guidance.

2005 compensation.  The Compensation Committee determined the compensation of our executive officers, including Mr. Coviello, during 2005 as follows:

2005 base salary:  In 2005, the Compensation Committee, with the assistance of its outside compensation consultants, reviewed our executive officers’ compensation against that of our compensation peer group companies and industry trends. The Committee found that Mr. Coviello’s compensation was significantly below market in comparison with the peer group companies but that the compensation of our other executive officers was competitive. Accordingly, the Committee increased Mr. Coviello’s base salary from $320,000 to $400,000, effective October 2005, but did not make any changes to any of our other executive officers’ base salaries.

2005 annual cash incentive awards:  During 2005, RSA Security did not achieve the corporate financial goals set forth in the 2005 executive incentive compensation plan approved by the Compensation Committee at the beginning of the year, so our executive officers were not entitled to cash incentive awards for 2005. However, the Committee considered our strong operating and financial performance during the second half of 2005, including our achievement of certain corporate goals such as a significant increase in our book-to-bill ratio, backlog and deferred revenue and the completion of our acquisition of Cyota, Inc. in December 2005. Based on these performance factors, the Committee approved the payment of discretionary cash bonuses to the following executive officers in the amounts set forth opposite the name of each officer:

Arthur W. Coviello, Jr.	$100,000
William L. McQuaide	50,000
Robert P. Nault	10,000
Vivian M. Vitale	40,000
Gerard H. Wilson	40,000

2005 stock-based awards:  In 2005, the Compensation Committee granted performance-based stock options to several of our executive officers, including Mr. Coviello but excluding Robert P. Nault (our newly hired Senior Vice President and General Counsel), based on the Committee’s assessment of each individual’s contribution to our success and in order to remain competitive. Each of these stock options vests upon RSA Security’s achievement of net income goals in 2006, 2007 and 2008, so long as the executive officer is still an RSA Security employee on the vesting date. The Committee selected this performance metric to provide additional incentive for each executive officer to help us achieve our one- and three-year performance goals. In choosing our net income as the performance metric for these options, the Committee considered the link between the metric and stockholder value, the effectiveness of the metric in driving the officers’ performance and the sustainability and measurability of the metric. Each option expires on the seventh anniversary of its date of grant and has an exercise price equal to the fair market value of our common stock on the date of grant, so that the officer will earn no compensation from the option unless the share price increases beyond the exercise price.

Instead of a performance-based stock option, in 2005 Mr. Nault received a traditional, time-based stock option that vests over four years, as part of his initial compensation package intended to induce him to join the company. Similar to the stock options granted to our other executive officers, Mr. Nault’s option expires on the seventh anniversary of its date of grant and has an exercise price equal to the fair market value of our common stock on the date of grant.

In addition, the Committee granted Mr. Coviello a restricted stock award in 2005, because the Committee’s review of our executive officers’ compensation as compared to that of our compensation peer group companies showed that Mr. Coviello’s equity compensation was below average. The Committee believed that granting Mr. Coviello a restricted stock award of 50,000 shares of our common stock, vesting in three equal installments on the first three anniversaries of the grant date, would bring Mr. Coviello’s equity compensation in line with that of our peer group and would be a valuable retention tool, because Mr. Coviello could forfeit significant value if he were to leave the company during the three-year vesting period.

Tax matters.  Section 162(m) of the Internal Revenue Code of 1986 generally prohibits public companies from taking a tax deduction for compensation over $1,000,000 paid to each of its Named Executive Officers unless certain requirements are met. In general, the Compensation Committee seeks to structure the stock-based compensation granted to our executive officers to allow the company to deduct the officers’ compensation; however, it is possible that compensation from our executive officers’ stock-based compensation may not be exempted from Section 162(m). In addition, the Committee may choose from time to time to authorize executive compensation that is not exempt from the $1,000,000 limit if the Committee believes the compensation is appropriate and in the best interests of RSA Security and our stockholders, after taking into consideration general business conditions and the performance of our executives. For example, Mr. Coviello’s restricted stock grant described above may not be exempt from the limit, but for the reasons detailed above, the Committee believed that the grant was appropriate.

James K. Sims, Chairman
Richard A. DeMillo
Gloria C. Larson

Compensation of our Directors

We pay each of our non-employee directors (1) an annual retainer fee of $20,000, payable in advance for the upcoming 12-month period, as of the date of each annual meeting of stockholders; (2) $2,000 for attendance at each Board meeting in which he or she participates, whether in person or by telephone; and (3) $1,000 for attendance at each meeting of a committee of the Board in which he or she participates, whether in person or by telephone, other than committee meetings held on the day of or on the day before or after a meeting of the full Board. Ms. Larson receives the same annual retainer and meeting fees as the other directors, but she receives her fees in shares of our Common Stock instead of cash. We also reimburse all of our directors for expenses they incur in attending Board and committee meetings.

In addition to these fees to which all non-employee directors are entitled, as Chairman of our Board, Mr. Sims receives an additional $4,000 for each Board or committee meeting that he attends. These additional fees are limited to an annual maximum of $60,000.

Directors who are also our employees do not receive any compensation in their capacities as directors.

In January 2005, our Board of Directors approved an equity compensation program for our non-executive directors:

•	When he or she is first elected to our Board of Directors, each non-employee director receives a nonstatutory stock option under our 2005 Stock Incentive Plan to purchase 50,000 shares of our Common Stock.

•	On the date of each annual meeting of stockholders, each non-employee director receives an annual nonstatutory stock option under our 2005 Stock Incentive Plan to purchase 25,000 shares of our Common Stock, so long as the director continues to serve as a director immediately after the annual meeting.

•	The exercise price per share of each stock option granted to our non-employee directors is the closing price of our Common Stock on The NASDAQ National Market on the date of grant.

•	All stock options granted to our non-employee directors are fully exercisable on the date of grant and expire on the eighth anniversary of the date of grant.

Compensation of our Executive Officers

Summary Compensation

The following table contains information about the compensation of each of our Named Executive Officers for the three years ended December 31, 2005.

Summary Compensation Table

					Long-Term Compensation
					Awards
					Restricted		Number of
					Stock		Shares	All Other
		Annual Compensation			Awards		Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)		Options(#)	($)(1)

Arthur W. Coviello, Jr.	2005	$340,000	$100,000		$607,500	(2)	100,000	$8,769	(3)
President and Chief	2004	320,000	360,000		0		250,000	4,000
Executive Officer	2003	320,000	536,000		0		300,000	4,000

William L. McQuaide	2005	240,000	50,000		0		50,000	3,456
Senior Vice President,	2004	240,000	172,800		0		0	2,952
Enterprise Solutions Division and	2003	225,000	229,942		0		150,000	3,215
Corporate Development

Vivian M. Vitale	2005	200,000	40,000		0		50,000	4,000
Senior Vice President, Human	2004	200,000	144,000		0		0	4,000
Resources	2003	181,250	154,770		0		150,000	4,000

Gerard H. Wilson(4)	2005	200,000	40,000		0		50,000	3,667
Senior Vice President and	2004	175,000	94,500		0		50,000	2,708
Chief Information Officer

Jeffrey D. Glidden(5)	2005	230,000	0		0		0	3,643
Our former Senior Vice President,	2004	240,000	172,800		0		0	4,000
Finance and Operations, and	2003	240,000	257,280		0		200,000	2,836
Chief Financial Officer

Scott T. Schnell(5)	2005	247,500	171,131	(6)	0		0	273,542	(7)
Our former Senior Vice President,	2004	270,000	405,908	(8)	0		0	4,000
Sales, Marketing and	2003	270,000	389,606	(9)	0		150,000	1,825
Professional Services

(1)	Amounts in this column represent the value of our contributions on behalf of the Named Executive Officers to our 401(k) savings plan.

(2)	At December 31, 2005, Mr. Coviello held 50,000 shares of restricted stock, with a value of $559,500, based on the last sales price per share ($11.19) of our Common Stock on December 30, 2005, as reported on The NASDAQ National Market. The value shown in the table above is based on the last sales price per share ($12.15) of our Common Stock on the date on which the restricted stock was granted (December 9, 2005). The restricted stock award vests in three equal installments on the first three anniversaries of the grant date. Although we do not generally declare or pay cash dividends on our Common Stock, if we were to do so, Mr. Coviello would be entitled to receive the dividends on these shares of restricted stock.

(3)	$4,000 of this amount represents the value of our contributions on behalf of Mr. Coviello to our 401(k) savings plan during 2005, and $4,769 of this amount represents our reimbursement of taxes payable by Mr. Coviello as a result of our payment of his legal fees in connection with the negotiation of proposed changes to his employment agreement with us.

(4)	Mr. Wilson did not serve as an executive officer during 2003.

(5)	Mr. Glidden ceased to be an RSA Security executive officer in December 2005, and Mr. Schnell ceased to be an RSA Security executive officer in November 2005.

(6)	This amount represents sales commissions.

(7)	$3,542 of this amount represents the value of our contributions on behalf of Mr. Schnell to our 401(k) savings plan during 2005, and $270,000 of this amount represents aggregate severance payments to Mr. Schnell that we paid in 2005 and that are payable in 2006.

(8)	Due to an administrative error, we overstated Mr. Schnell’s 2004 bonus and commission amounts in our proxy statement dated April 15, 2005. The correct aggregate 2004 bonus and commission amount appears above, and $356,308 of this amount represents sales commissions.

(9)	$295,806 of this amount represents sales commissions.

Option Grants

The following table contains information about grants of stock options during the year ended December 31, 2005 to each Named Executive Officer. We granted no stock appreciation rights during 2005.

Option Grants in Last Fiscal Year

	Individual Grants
		Percent of
		Total
	Number of	Options
	Shares	Granted to	Exercise
	Underlying	Employees	Price		Potential Realizable Value at
	Options	in Fiscal	Per Share	Expiration	Assumed Annual Rates of Stock Price Appreciation for Option Term($)(3)
Name	Granted(#)(1)	Year(%)	($)(2)	Date	5%	10%

Arthur W. Coviello, Jr.	100,000	3.2%	$12.15	12/9/2012	$494,627	$1,152,691
William L. McQuaide	50,000	1.6	12.15	12/9/2012	247,314	576,346
Vivian M. Vitale	50,000	1.6	12.15	12/9/2012	247,314	576,346
Gerard H. Wilson	50,000	1.6	12.15	12/9/2012	247,314	576,346
Jeffrey D. Glidden(4)	0	0
Scott T. Schnell(4)	0	0

(1)	These stock options vest based on our performance: If RSA Security achieves certain net income goals determined by our Compensation Committee for the fiscal years ending December 31, 2006, 2007 and 2008, then one-third of the shares subject to each option becomes exercisable after the end of each such fiscal year. If RSA Security fails to achieve the one-year net income goal for the fiscal year ending December 31, 2006 but does achieve the cumulative two-year net income goal for the two years ending December 31, 2007, then two-thirds of the shares subject to each option become exercisable. Furthermore, if RSA Security fails to achieve the one-year net income goal for either or both of the fiscal years ending December 31, 2006 and 2007 but does achieve the cumulative three-year net income goal for the three years ending December 31, 2008, then each option becomes fully exercisable.

(2)	The exercise price per share of each option is the closing price of our Common Stock on The NASDAQ National Market on the date of grant, which was determined by the Compensation Committee of our Board of Directors to be the fair market value of our Common Stock on the date of grant.

(3)	These amounts represent total hypothetical gains that the executive officer could achieve if he or she were to exercise his or her stock options in full just before they expire. These amounts assume that our stock price will appreciate at a rate of 5% and 10% compounded annually from the date on which the options were granted until their expiration. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The gains shown are purely hypothetical; of course, we cannot predict how our stock price will perform in the future, nor can we predict how long an executive officer will actually remain an employee of RSA Security.

(4)	Mr. Glidden ceased to be an RSA Security executive officer in December 2005, and Mr. Schnell ceased to be an RSA Security executive officer in November 2005.

Aggregated Option Exercises and Year-End Option Table

The following table contains information about stock options exercised during the year ended December 31, 2005 and stock options held on December 31, 2005 by each of our Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Shares
			Underlying
			Unexercised	Value of Unexercised
	Number of		Options at Fiscal	In-the-Money Options at
	Shares	Value	Year End(#)	Fiscal Year End ($)(1)
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)	Unexercisable	Unexercisable

Arthur W. Coviello, Jr.	121,070	$751,415	756,585/489,375	$6,722,550/$5,324,606
William L. McQuaide	0	0	186,719/165,000	1,818,238/1,745,350
Vivian M. Vitale	0	0	132,500/152,500	1,225,898/1,655,975
Gerard H. Wilson	0	0	146,094/156,875	1,489,894/1,704,931
Jeffrey D. Glidden(2)	0	0	163,750/0	1,586,975/0
Scott T. Schnell(2)	49,728	405,906	121,377/0	1,231,446/0

(1)	Value is based on the last sales price per share ($11.19) of our Common Stock on December 30, 2005, as reported on The NASDAQ National Market, less the exercise price of the stock option.

(2)	Mr. Glidden ceased to be an RSA Security executive officer in December 2005, and Mr. Schnell ceased to be an RSA Security executive officer in November 2005.

Employment Agreements

We are a party to an Employment Agreement, dated as of April 1, 2000, with Arthur W. Coviello, Jr., providing for the employment of Mr. Coviello as our President and Chief Executive Officer and his appointment as a member of our Board of Directors. The agreement has an initial two-year term that ended on March 31, 2002, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. Under the agreement, Mr. Coviello is entitled to receive an annual base salary of at least $318,000, as well as annual bonuses upon the satisfaction of agreed-upon goals and objectives. Mr. Coviello is also entitled to receive the same standard employment benefits as our other executives. If we terminate Mr. Coviello’s employment other than for cause (as defined in the agreement), then he will be entitled to receive severance payments equal to 24 months’ base salary, acceleration of all unvested stock options and full medical and insurance benefits for 24 months after termination. If Mr. Coviello chooses to leave RSA Security’s management within 18 months after a change of control of RSA Security (as defined in the agreement), then he will be entitled to receive a lump sum payment equal to two times his then current monthly base salary for a 12-month period. In addition, he will receive acceleration of all of his unvested stock options upon a change in control of RSA Security.

We previously entered into to a Third Amended and Restated Employment Agreement, dated as of December 27, 2001, with Charles R. Stuckey, Jr., a current member, and former Chairman, of our Board of Directors and our former Chief Executive and President, providing for Mr. Stuckey’s employment with RSA Security. This agreement expired on June 30, 2005, and Mr. Stuckey is no longer an RSA Security employee. On July 19, 2005, we entered into a letter agreement with Mr. Stuckey under which we agreed to provide medical and dental benefits to him and his wife for the duration of their lives.

Noncompetition Agreements

We have entered into noncompetition agreements with each of our executive officers under which each executive officer agrees, through the first anniversary of the date on which his or her employment with RSA Security terminates, not to engage in any business activity that is directly or indirectly in competition in the United States with any of the products or services that we develop, provide or sell. Furthermore, each of these officers has agreed, through the first anniversary of the date on which his or her employment with RSA Security terminates, that he will not, directly or indirectly, employ any person who we have employed at any time during the term of the noncompetition agreement, or in any manner seek to induce any employee to leave his or her employment with us.

2000 Deferred Compensation Plan

In March 2000, we adopted our 2000 Deferred Compensation Plan, as amended. Under the Deferred Compensation Plan, our executives may elect to defer up to 75% of their base salary, up to 100% of their annual bonus and up to the number of “Gain Shares,” as defined in the plan, that they acquire upon exercise of any of their stock options, which amounts are placed into a trust established under the plan. Upon the earlier of (1) the expiration of a number of full years, not fewer than three, determined by the participant, or (2) the participant’s retirement, termination, death or disability, deferred amounts will be paid to the participant or his or her beneficiaries, heirs or estate. Although we pay the administrative costs of maintaining the plan, we do not contribute any matching funds or other amounts to our executives’ funds held in the plan.

Other Executive Benefits

We offer only a few additional benefits to our executive officers that we do not also make generally available to our other employees:

•	We provide an annual car allowance in the amount of $6,900 for each executive officer.

•	We provide annual financial planning assistance in the amount of $3,000 for each executive officer.

•	For executive officers other than Mr. Coviello (whose severance payments are determined by his employment agreement with us, which agreement is described above) and Mr. Nault (whose severance payments are determined by his offer letter with us, described below), if we terminate an executive officer’s employment without cause, then we are required to pay him or her severance payments equal to six months’ base salary plus an additional one month’s base salary for each year of employment with RSA Security, up to a maximum of eighteen months. We would also continue to provide medical and dental benefits to the executive during the severance period. Our offer letter with Robert P. Nault, our Senior Vice President and General Counsel, provides that if we terminate his employment without cause, then we are required to pay him severance payments equal to twelve months’ base salary and bonus and to continue to provide him with medical and dental benefits during the severance period.

•	We pay the legal fees incurred by Mr. Coviello in connection with the negotiation of proposed changes to his employment agreement with us. During 2005, we paid $10,252 for Mr. Coviello’s legal fees, and reimbursed him $4,769 for taxes payable by him as a result of our payment of the legal fees.

Securities Authorized for Issuance under our Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2005.

Equity Compensation Plan Information

			Number of Shares
			Remaining Available
			for Future Issuance
	Number of Shares to		under Equity
	be Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options	Outstanding Options	Reflected in
Plan Category	(Column A)	(Column B)	Column A)

Equity compensation plans that have been approved by our stockholders	5,210,131	$11.60	6,660,739	(1)
Equity compensation plans that have not been approved by our stockholders(2)	8,575,663	15.68	1,444,930	(3)
Total	13,785,794	14.14	8,105,669

(1)	This number includes 1,327,202 shares available for future purchase under our 1994 Employee Stock Purchase Plan. In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2005, (a) 446,787 of the shares available for grant under our 2005 Stock Incentive Plan (our “2005 Plan”) may instead be issued in the form of restricted stock and other stock awards other than stock options and stock appreciation rights, and (b) all of the shares available for grant under the 2005 Plan (equal to 5,333,537 shares) may be issued in the form of stock appreciation rights and other securities convertible into our Common Stock.

(2)	This table excludes a total of 961,569 shares of our Common Stock issuable upon the exercise of outstanding stock options under the Xcert International, Inc. 1998 Equity Incentive Plan, Cyota.com, Inc. Stock Option Plan (2000) and Auripay, Inc. 2000 Equity Incentive Plan. We assumed the Xcert plan when we acquired Xcert International, Inc. in 2001, and we assumed the Cyota.com and Auripay plans when we acquired Cyota, Inc. in 2005. We do not grant stock options or other awards under these plans; we maintain the plans only to permit employees to exercise stock options that were granted to them under the plans before we acquired Xcert and Cyota. The weighted average exercise price of the assumed options is $0.68.

(3)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2005, all of these shares may be issued in the form of stock appreciation rights.

We have four equity compensation plans that we have not submitted to our stockholders for approval:

1)	our Amended and Restated 1998 Non-Officer Employee Stock Incentive Plan, as amended (our “1998 Non-Officer Plan”);

2) the Xcert International, Inc. 1998 Equity Incentive Plan;

3) the Cyota.com, Inc. Stock Option Plan (2000); and

4) the Auripay, Inc. 2000 Equity Incentive Plan.

Although we do not grant awards under the Xcert, Cyota.com or Auripay plans, we do grant stock options under our 1998 Non-Officer Plan. Our Compensation Committee administers the 1998 Non-Officer Plan and determines the type, size, price and terms of each stock option. Although the 1998 Non-Officer Plan gives the Committee discretion to determine the exercise price of stock options, in practice the exercise price of each stock option granted under the plan is the closing price of our Common Stock, as reported on The NASDAQ National Market on the date of grant. All of our employees, consultants and advisors, other than those who are also executive officers or directors of RSA Security, are eligible to receive stock options and stock appreciation rights under our 1998 Non-Officer Plan. Our 1998 Non-Officer Plan will expire on December 9, 2008, and we may grant stock options and stock appreciation rights under the plan for up to 10,608,263 shares of our Common Stock. Our Board may amend, suspend or terminate the 1998 Non-Officer Plan at any time; however, no amendment (such as an increase in authorized shares under the plan) that would require stockholder approval under Delaware’s corporation laws, The NASDAQ Marketplace rules or any other applicable law or regulation will become effective until our stockholders have approved it.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on our Common Stock for the period from December 31, 2000 through December 31, 2005 with the cumulative total return on Standard and Poor’s SmallCap 600 Index and the NASDAQ Computer and Data Processing Index. Each comparison assumes the investment of $100 on December 31, 2000 in our Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	2000	2001	2002	2003	2004	2005
RSA Security Inc.	$100	$49.53	$16.99	$40.43	$56.91	$31.74
S&P SmallCap 600 Index	100	106.54	90.95	126.23	154.82	166.71
NASDAQ Computer and Data Processing Index	100	85.09	62.20	80.62	94.66	94.83

Certain Relationships and Related Transactions

On April 24, 2006, we acquired PassMark Security, Inc., a Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated April 24, 2006 among RSA Security, S&C Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the RSA Security, PassMark and the Representative (as defined in the Merger Agreement). On April 20, 2006, William H. Harris, Jr. was elected to our Board of Directors, subject to and effective immediately after the consummation of our acquisition of PassMark. As a result, Mr. Harris became a member of our Board of Directors on April 24, 2006.

Mr. Harris co-founded PassMark in June 2004 and served as its Chairman until we acquired PassMark. Mr. Harris was also a principal stockholder of PassMark. As a result of his equity holdings in PassMark, Mr. Harris received approximately $3,275,450 in cash (subject to certain post-closing adjustments and escrow arrangements) and 785,123 shares of our Common Stock as consideration in our acquisition of PassMark. Mr. Harris and the other former PassMark stockholders are subject to certain indemnification obligations under the Merger Agreement, which obligations are secured by an escrow account deducted from the total cash purchase price for the PassMark acquisition. As the former Chairman of PassMark, Mr. Harris is also the beneficiary of the director and officer indemnification provisions included in the Merger Agreement and the terms of his individual indemnification agreement with PassMark in connection with his service as a director of PassMark, which we have agreed to honor.

Mr. Harris also entered into a separate letter agreement with us under which he agreed to indemnify RSA Security for any claim arising out of PassMark’s failure to obtain a written acknowledgement from certain optionholders of PassMark as contemplated by the Merger Agreement.

In addition, in connection with the PassMark acquisition, RSA Security and Mr. Harris entered into a Non-Competition and Non-Solicitation Agreement. Under the terms of this agreement, Mr. Harris agreed, for a period of three years ending on April 24, 2009, not to compete with us in the area of consumer online authentication and voice biometrics and not to solicit customers or employees from RSA Security or PassMark.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our Common Stock (“Reporting Persons”) to file reports with the SEC disclosing their ownership of and transactions in our Common Stock and other equity securities. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy. Based solely on our review of reports that we have received from the Reporting Persons, we believe that all of the Reporting Persons complied with all Section 16(a) filing requirements during 2005, except as described below:

(1)	Orson G. Swindle, III filed one late Form 4 reporting the grant of a stock option during 2005, due to an administrative error by RSA Security.

(2)	Although Citigroup, Inc. and its affiliates filed with the SEC a Schedule 13G reporting ownership of more than 10% of our outstanding Common Stock during 2005, we have not received copies of any Section 16(a) reports with respect to their ownership of our Common Stock.

By Order of the Board of Directors,

Robert P. Nault, Secretary

May 3, 2006

RSA SECURITY INC.

AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s independent auditors.

B.	Structure and Membership

1. Number.  The Audit Committee shall consist of at least three members of the Board of Directors.

2. Independence.  Except as otherwise permitted by the applicable rules of The NASDAQ Stock Market, each member of the Audit Committee shall (a) be an “independent director” as defined by such rules, (b) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (subject to the exemptions provided in Rule 10A-3(c)), and (c) not have participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years.

3. Financial Literacy.  Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors, at least one member of the Audit Committee shall be an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission.

4. Chair.  Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5. Compensation.  The Board shall determine the compensation of Audit Committee members. No member of the Audit Committee may directly or indirectly receive any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6. Selection and Removal.  The Board shall appoint members of the Audit Committee, upon the recommendation of the Governance and Nominating Committee. The Board of Directors may remove members of the Audit Committee from such Committee, with or without cause.

C.	Authority and Responsibilities

Oversight of Independent Auditors

1. Selection.  The Audit Committee is solely and directly responsible for appointing, retaining, evaluating and, when necessary, terminating the engagement of the Company’s independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2. Independence.  The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor. In addition, the Audit Committee shall ascertain that the independent auditor’s lead and concurring partners and any other partner participating in a significant portion of the Company’s audit do not serve in such capacities for periods of time that exceed the limitations set forth in Securities and Exchange Commission regulations and other applicable laws.

3. Compensation.  The Audit Committee has sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4. Preapproval of Services.  The Audit Committee shall preapprove (a) all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and (b) all other services (including review, attest and non-audit) to be provided to the Company by the independent auditor (other than de minimis non-audit services approved in accordance with applicable SEC rules). In addition, the Audit Committee shall ratify all non-audit services to be provided by the Company by firms other than the independent auditor.

5. Oversight.  The independent auditor shall report directly to the Audit Committee, and the Audit Committee has sole and direct responsibility for overseeing the work of the independent auditor, including the resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

6. Review and Discussion of Audited Financial Statements.  The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7. Recommendation to Board Regarding Financial Statements.  The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8. Audit Committee Report.  The Audit Committee shall prepare the report described in Item 306 of Regulation S-K for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders.

Review of Other Financial Disclosures

9. Independent Auditor Review of Interim Financial Statements.  The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information before the Company’s disclosure of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information that are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee if the Company proposes to disclose interim financial information before the completion of the independent auditor’s review of interim financial information.

10. Earnings Release and Other Financial Information.  The Audit Committee shall discuss the types of information to be disclosed in the Company’s earnings press releases, financial information and earnings guidance provided to analysts, rating agencies and others.

11. Quarterly Financial Statements.  The Audit Committee shall discuss with the Company’s management and independent auditors the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

12. Oversight.  The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

13. Procedures for Complaints.  The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14. Related-Party Transactions.  The Audit Committee shall review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis, and all such transactions must be approved by the Audit Committee.

15. Hiring Policies.  The Audit Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

16. Evaluation of Financial Management.  The Audit Committee shall coordinate with the Compensation Committee the evaluation of the Company’s financial management personnel.

17. Self-Evaluation.  The Audit Committee shall conduct an annual self-evaluation to determine whether the Committee is functioning effectively. The Audit Committee shall prepare an assessment of its performance to be discussed with the Board of Directors.

General

18. Business Judgment.  The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

19. Additional Powers.  The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1. Meetings.  The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with the independent auditor and the Company’s management. The Audit Committee shall keep such records of its meetings as it deems appropriate.

2. Subcommittees.  The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3. Reports to Board.  The Audit Committee shall report regularly to the Board of Directors.

4. Charter.  At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5. Independent Advisors.  The Audit Committee has the authority, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6. Investigations.  The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

Adopted by the Board of Directors on October 26, 2005

002CS-10286

Proxy – RSA Security Inc.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2006
THE BOARD OF DIRECTORS OF RSA SECURITY IS SOLICITING THIS PROXY.
PLEASE RETURN IT AS SOON AS POSSIBLE
By signing on the reverse, you acknowledge that you have received notice of the Annual Meeting of Stockholders and RSA Security’s proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Arthur W. Coviello, Jr. and Robert P. Nault, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of RSA SECURITY INC. to be held on Thursday, May 25, 2006 at 11:00 a.m. at RSA Security’s offices, 174 Middlesex Turnpike, Bedford, Massachusetts, and any adjournments of the meeting, and (2) vote all shares of RSA Security stock that that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by RSA Security, with all the powers you would possess if you were personally present. Neither of the following proposals is conditioned upon the approval of any other proposal.
In their discretion, the proxy holders are authorized to vote upon other matters, if any, that may properly come before the Annual Meeting or any adjournments of the meeting. The proxy holders will vote your shares as you direct on the reverse. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.
IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ON THE REVERSE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.
RSA SECURITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and		To vote using the Internet
Canada)		•	Go to the following web site:
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	WWW.COMPUTERSHARE.COM/EXPRESSVOTE Enter the information requested on your computer screen and follow the simple instructions.
•	Follow the simple instructions provided by the recorded message.

Annual Meeting Proxy Card
     PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS
A Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.
1.     To elect the following nominees for Class III Director to serve for the next three years.

	For	Withhold		For	Withhold		For	Withhold
1-Robert P. Badavas	[ ]	[ ]	2-Arthur W. Coviello, Jr.	[ ]	[ ]	3-James K. Sims	[ ]	[ ]
B Proposal
The Board of Directors recommends a vote FOR the following proposal.

2.	To ratify the appointment of Deloitte & Touche LLP as RSA Security’s registered public accounting firm for the year ending December 31, 2006.

For	Against	Abstain
[ ]	[ ]	[ ]

C Other Issues
Mark this box with an X if you plan to attend the meeting.	[ ]

Mark this box with an X if you have made comments.	[ ]

D   Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.
Note: Please sign exactly as your name appears on this proxy. When shares are held by joint owners, both need to sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporation’s name by an authorized officer, giving the officer’s full title. If a partnership, please sign in the partnership’s name by an authorized person, giving the person’s full title.

Signature 1 – Please keep signature	Signature 2 – Please keep signature	Date (mm/dd/yyyy)
within the box	within the box